SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                             SEALIFE CORPORATION
                       ----------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 Par Value Per Share
                                  ------------
                         (Title of Class of Securities)


                                    81213Y 10 8
                                    ---------
                                 (CUSIP Number)

                               December 17, 2002

            (Date of Event Which Requires Filing of this Statement)
                                 --------------
Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                ( ) Rule 13d-1(b)
                                (X) Rule 13d-1(c)
                                ( ) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP NO.  81213Y 10 8

---------------------------------------------------------------------
1)       Name of Reporting Person           Joanna P. Heyes
         S.S. or I.R.S. Identification
         No. of Above Person

---------------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group             -------------------------
         (See Instructions)                 (b)

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3)       SEC Use Only

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4)       Citizenship or Place of             USA
         Organization

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Number of       (5) Sole Voting
Shares Bene-        Power                   1,000,000
ficially
Owned by        -----------------------------------------------------
Reporting       (6) Shared Voting
Person With         Power                   0

                -----------------------------------------------------
                (7) Sole Dispositive
                    Power                   1,000,000

                -----------------------------------------------------
                (8) Shared Dispositive
                    Power                   0

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9)       Aggregate Amount Beneficially
         Owned by Reporting Person          1,000,000 (directly)

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10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)

---------------------------------------------------------------------
11)      Percent of Class
         Represented by Amount in Row 9     12.67%

---------------------------------------------------------------------
12)      Type of Reporting Person           IN
         (See Instructions)

CUSIP NO. 81213Y 10 8

Item 1(a).        Name of Issuer: SEALIFE CORPORATION
Item 1(b).        Address of Issuer Principal Executive Offices:

                  5601 W. Slauson Ave., Suite 283
                  Culver City, CA 90203

Item 2(a).        Name of Person(s) Filing:

                  JoAnna P. Heyes

Item 2(b).        Address of Principal Business Office or, If None, Residence:

                  SEALIFE CORPORATION
                  5601 W. Slauson Ave., Suite 283
                  Culver City, CA 90203

Item 2(c).        Citizenship:

                   USA

Item 2(d).        Title of Class of Securities:

                  COMMON STOCK

Item 2(e).        CUSIP Number:
                  81213Y 10 8

Item 3.
              N/A

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2
                  (b) or (c), check whether the persons filing are:

         (a)      ( )Broker or Dealer registered under Section 15 of the Act.
         (b)      ( )Bank as defined in Section 3(a)(6) of the Act.
         (c)      ( )Insurance Company as defined in Section 3(a)(19) of the
                      Act.
         (d)      ( )Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.
         (e)      ( )Investment Advisor registered under Section 203 of the
                      Investment Advisers Act of 1940.
         (f)      ( )Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
         (g)      ( )Parent Holding Company in accordance with Rule 13d-1(b)(ii)
                      (G).
         (h)      ( )Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.
         (i)      ( )Church Plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j)      ( )Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4: Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)Amount Beneficially Owned:

        1,000,000

     (b) Percent of Class:

         12.67%

     (c) Number of shares as to which such person has:
         (i) Sole power to vote or to direct the vote:

             1,000,000

         (ii)Shared power to vote or to direct the vote:

             -0-

        (iii)Sole power to dispose or to direct the disposition of:

             1,000,000

         (iv)Shared power to dispose or to direct the disposition of:

             -0-

ITEM 5:   Ownership of Five Percent or Less of a Class

                N/A

ITEM 6:   Ownership of More than Five Percent on Behalf of Another Person

                N/A

ITEM 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                N/A

ITEM 8:  Identification and Classification of Members of the Group
                N/A

ITEM 9:  Notice of Dissolution of Group.
                N/A

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

Date           September 10, 2003

Signature
By:            /s/ J. P. Heyes
              -----------------------
                   J. P. Heyes
======================================================================